Exhibit 99.1

The Glimpse Group Reports Fiscal Second Quarter 2023 Financial Results

Fiscal Second Quarter FY 2023 Revenues Grew by 75% Year-over-Year to Approximately $3.0 million; Revenue for 1H FY 2023 Grew by 155% Year-over-Year to a Record of Approximately $6.9 million; Progressing Toward Goal of Achieving Cash Flow Neutrality From Existing Operations in CY ‘23; Artificial Intelligence and Blockchain Technologies Increasingly Integrated Into Glimpse Software Solutions

NEW YORK, February 14, 2023 — The Glimpse Group, Inc. (NASDAQ: VRAR, FSE: 9DR) (“Glimpse” or the “Company”), a diversified Virtual Reality and Augmented Reality (“VR” and “AR”) platform company providing enterprise-focused VR and AR software & services immersive technology solutions, provided financial results for its fiscal second quarter ended December 31, 2022 (“Q2 FY’23”).

Business Commentary by President & CEO Lyron Bentovim

Q2 FY ‘23 (October – December ‘22) and 1H FY ‘23 (July-December ‘22) were highlighted by:

●	Q2 FY’23 quarterly revenue of approximately $3.0 million, a 75% increase compared to Q2 FY’22 revenue of approximately $1.7 million, representing the second highest quarterly revenue in the Company’s history.

●	1H FY ‘23 record revenue of approximately $6.9 million, a 155% increase compared to 1H FY ‘22 revenue of approximately $2.7 million.

●	We expect Q3 FY ‘23 (Jan-March ‘23) revenues to exceed Q2 FY ‘23 revenue and to have a materially lower net cash burn.

●	Launched several key technology initiatives, including: embedding artificial intelligence (AI) capabilities into our XR software products, augmented reality-based try-on for e-commerce, NFT/blockchain integration for V-Commerce applications and potential Department of Defense (DoD) VR- based simulations.

●	Gross Margin was approximately 70% for both Q2 and 1H FY’23; Adjusted EBITDA loss was approximately $2.6 million and $3.6 million for Q2 FY ‘23 and 1H FY ‘23 respectively.

●	In recent months, we improved internal efficiencies, rationalized our investments and reduced our operational cash expense base by approximately $2.5 million on an annualized basis, representing approximately 15% of our annual operational cost base. These reductions included 20-25% cash salary cuts for the Company’s executives. We expect to see the effects of these reductions in the upcoming quarter.

●	The Company’s operating cost structure remains predominantly variable. Through continued revenue growth, combined with expense controls, we are committed to reaching cash flow neutrality from our existing operations in calendar year ‘23, and as mentioned above, we have taken initial and significant steps to achieving this strategic goal.

●	The Company’s cash and equivalent position (including short term investments) as of December 31, 2022 was approximately $9.4 million, including $2 million cash held in escrow for potential future performance payments relating to the S5D acquisition. We do not expect to utilize our current cash balance as part of the purchase price of any acquisition we may make in the foreseeable future.

●	We continue to maintain a clean capital structure with no debt, no convertible debt and no preferred equity.

Other Business Highlights:

●	Entered into additional contracts and partnership with leading global companies. Recent Examples include:

○	Sector 5 Digital (S5D) completed a 6-figure dollar multi-domain 3D experience for Airbus US Space & Defense, which debuted at the annual Association of the United States Army (AUSA) 2022 exposition.

○	QReal completed a paid engagement to create an immersive experience to complement the launch of Sabrina Carpenter’s real world fragrance, “Sweet Tooth” on Walmart.com via a virtual experience in Decentraland.

○	During the quarter, PulpoAR successfully integrated Machine Learning (ML) algorithms to perform skins diagnostics and a fingernail-based AR try-on for a global social media company. In addition, PulpoAR recently released its first commercial version of a Real Time Face Landmark Detection ML Model that leverages facial recognition to enable real time virtual experiences.

○	Brightline Interactive (BLI), collaborated with AT&T for an integrated technological demonstration at the I/ITSEC conference, the largest training and simulation tradeshow in the US.

○	Additionally at the I/ITSEC conference, BLI, in collaboration with NVIDIA, demonstrated a realistic, multi-user, hyperscalable simulation tailored to training use cases. BLI is currently pursuing potential and active relationships with multiple major DoD agencies. The solutions being discussed will allow agencies to investigate and implement hyperscale solutions addressing specific warfighter use cases and requirements.

○	New Glimpse subsidiary company Glimpse Israel, utilizing the VR software platform of Foretell Reality, entered into a paid engagement to become a key partner for the Israel Ministry of Education’s Metaverse Lab.

○	Immersive Health Group (IHG) completed the assignment of the technology and IP of inciteVR, consisting primarily of immersive learning experience solutions, delivered in VR and utilizing AI, game-based learning and an extensive proprietary library of learning 3D assets, primarily focused on the clinical and nursing healthcare segments. In parallel, inciteVR’s team joined IHG, significantly strengthening its development and business development team.

○	The Company’s Board of Directors and Compensation Committee authorized the Company to issue stock options to the three executive founders of the Company, in a long term incentive plan, the vesting of which shall occur over four years from issuance and is primarily based upon the Company’s achievement of significant annual revenues ($30-100 million) and stock price ($20-60 per share) growth targets with a fixed exercise price of $7.00/share. These will be detailed in an 8K that is expected to be filed later this week.

Summary

While the overall Macro and business environments in Q2 FY’23 continued to be challenging, we achieved several key goals during the quarter, including: the full integration of the Brightline Interactive acquisition, advancement of VR multi person operability, AI and Blockchain integrations into our software products that are critical to our future success, signed new contracts with existing and new global customers and entered into conversations with multiple DoD entities as a direct contractor.

By making painful reductions to our operational base (including 20-25% reduction in Executive cash compensation) and rationalizing our investments, we made significant progress in achieving our stated strategic goal of reaching cash flow neutrality from our existing operations in CY ‘23.

In parallel, our Board approved a long term incentive plan for the Company’s Executive Founders, which is predominantly triggered at stock prices and revenue levels that are several orders of magnitude above from where we are today. In addition to the Executive Founders not having sold a single share since the Company’s inception 7 years ago (pre or post IPO) and investing additional funds directly, we believe that this incentive plan further demonstrates our strong belief, confidence and commitment to the Company and its shareholders.

Q2 FY ‘23 Financial Summary

●	Total revenue for the three months ended December 31, 2022 was approximately $2.95 million compared to approximately $1.69 million for the three months ended December 31, 2021, an increase of 75%. Total revenue for the six months ended December 31, 2022 was approximately $6.90 million compared to approximately $2.71 million for the six months ended December 31, 2021, an increase of 155%. The increase for both periods reflect the addition of several subsidiary companies after December 31, 2021 and new customers.

●	For the three months ended December 31, 2022, Software Services revenue was approximately $2.89 million compared to approximately $1.61 million for the three months ended December 31, 2021, an increase of approximately 80%. For the six months ended December 31, 2022, Software Services revenue was approximately $6.75 million compared to approximately $2.42 million for the six months ended December 31, 2021, an increase of approximately 179%. The increase for both periods reflect the addition of several subsidiary companies after December 31, 2021 and new customers.

●	For the three months ended December 31, 2022, Software License revenue was approximately $0.06 million compared to approximately $0.08 million for the three months ended December 31, 2021. For the six months ended December 31, 2022, Software License revenue was approximately $0.15 million compared to approximately $0.29 million for the six months ended December 31, 2021, reflecting a long term license agreement signed in the 2021 period. As the VR and AR industries continue to mature, we expect our Software License revenue to continue to grow on an absolute basis and as an overall percentage of total revenue.

●	For the three months ended December 31, 2022, non-project revenue (i.e., VR/AR Software and Services revenue only), was approximately $0.93 million compared to approximately $0.85 million for the three months ended December 31, 2021, an increase of approximately 9%, reflecting organic growth and the addition of new customers. For the three months ended December 31, 2022, non-project revenue accounted for approximately 32% of total revenues compared to approximately 50% for the three months ended December 31, 2021. For the six months ended December 31, 2022, non-project revenue (i.e., VR/AR Software and Services revenue only), was approximately $2.21 million compared to approximately $1.70 million for the six months ended December 31, 2021, an increase of approximately 30%, reflecting organic growth and the addition of new customers. For the six months ended December 31, 2022, non-project revenue accounted for approximately 32% of total revenues compared to approximately 63% for the six months ended December 31, 2021. The decrease in both periods reflects the additions of BLI and S5D, which primarily generate project revenue, representing an increased portion of total revenue.

●	Gross profit was approximately 70% for the three months ended December 31, 2022 compared to approximately 88% for the three months ended December 31, 2021. Gross profit was approximately 70% for the six months ended December 31, 2022 compared to approximately 87% for the six months ended December 31, 2021. The decrease for both periods was driven by the addition of BLI and S5D which carry a lower margin.

●	Operating expenses for the three months ended December 31, 2022 were approximately $0.84 million compared to $3.05 million for the three months ended December 31, 2021, a decrease of approximately 72%. The decrease is driven by a gain in the change in fair value of contingent consideration for the S5D and BLI acquisitions; offset by expenses related to the addition of several new subsidiaries (which includes headcount, amortization of intangibles and professional fees related to the acquisitions) and employee headcount additions to support growth. Operating expenses for the six months ended December 31, 2022 were approximately $9.01 million compared to $5.32 million for the six months ended December 31, 2021, an increase of approximately 69%. The increase is driven by expenses related to the addition of several new subsidiaries (which includes headcount, amortization of intangibles and professional fees related to the acquisitions) and employee headcount additions to support growth; offset by a gain in the change in fair value of contingent consideration for the S5D and BLI acquisitions.

●	Net income for the three months ended December 31, 2022 was $1.31 million, as compared to a net loss of $1.57 million for the comparable 2021 period, an absolute change of $2.88 million. This change is driven by the non-cash gain on the change in fair value of acquisition contingent consideration, partially offset by the increase in operating expenses from the acquisition of several subsidiaries. We sustained a net loss of $4.07 million for the six months ended December 31, 2022 as compared to a net loss of $3.23 million for the comparable 2021 period, a loss increase of $0.84 million. This change is driven by the increase in operating expenses from the acquisition of several subsidiaries, partially offset by the non-cash gain on change in fair value of acquisition contingent consideration.

●	Adjusted EBITDA loss of $2.58 million for the three months ended December 31, 2022 increased by $1.77 million compared to a $0.81 million loss for the three months ended December 31, 2021. Adjusted EBITDA loss of $3.63 million for the six months ended December 31, 2022 increased by $2.19 million compared to a $1.44 million loss for the six months ended December 31, 2021. The increases in EBITDA loss were driven by an increase in operating expense outlays in all areas of the Company to propel future growth, including the acquisition of several new subsidiaries. This is offset primarily by non-cash expenses, both stock based and fair value driven.

●	Net cash used in operating activities was $6.49 million for the six months ended December 31, 2022, compared to $2.36 million during the prior period, an increase of approximately $4.13 million. This is driven by an increase in net loss and a decrease in accounts payable and deferred revenue primarily related to the BLI acquisition, offset by increased non-cash expenses (acquisition contingent consideration fair value adjustment, stock based expenses and intangible asset amortization). Net cash used in investing activities for the six months ended December 31, 2022 was approximately $2.6 million compared to $0.59 million during the prior period, an increase of approximately $2.01 million. This primarily represents the cash portion of the BLI acquisition. Cash flow provided from financing activities during the six months ended December 31, 2022 was negligible.

●	As of December 31, 2022, the Company had cash and cash equivalents balances of $9.2 million, plus $0.2 million of liquid corporate bond investments, including $2.0 million cash escrow for potential future contingent consideration of the S5D acquisition, payable upon achievement of S5D and the Company’s performance targets (refundable to Glimpse if targets not achieved).

●	As of December 31, 2022, the Company has no debt, no convertible debt and no preferred equity.

Fiscal Second Quarter 2023 Conference Call and Webcast

Date: Tuesday, February 14, 2023
Time: 4:30 p.m. Eastern time
US Dial In: 1-877-545-0523
International Dial In: 1-973-528-0016
Conference ID: 276601

Webcast: https://www.webcaster4.com/Webcast/Page/2934/47595

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the webcast will be available through February 14, 2024. A replay of the teleconference will be available through Tuesday, February 28, 2023. To listen, call 1-877-545-0523 within the United States or 1-973-528-0016 when calling internationally and enter replay access code 276601. A webcast will also be available on the IR section of The Glimpse Group website or by clicking the webcast link above.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR, FSE: 9DR) is a diversified Virtual and Augmented Reality platform company, comprised of multiple VR and AR software & services companies, and designed with the specific purpose of cultivating companies in the emerging VR/AR industry. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

THE GLIMPSE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,2022 (Unaudited)	As of June 30, 2022 (Audited)
ASSETS
Cash and cash equivalents	$7,204,722	$16,249,666
Investments	236,576	239,314
Accounts receivable	1,876,070	1,332,922
Deferred costs/contract assets	109,739	39,484
Prepaid expenses and other current assets	681,283	479,483
Total current assets	10,108,390	18,340,869

Equipment, net	350,688	245,970
Note receivable	-	250,000
Right-of-use assets	965,717	-
Intangible assets, net	7,594,239	4,063,485
Goodwill	22,556,959	13,464,760
Other assets	101,766	32,000
Restricted cash	2,000,000	2,000,000
Total assets	$43,677,759	$38,397,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$435,756	$340,139
Accrued liabilities	207,043	188,417
Accrued bonuses	294,713	169,262
Deferred revenue/contract liabilities	754,779	841,389
Asset purchase payable	44,000	734,037
Lease liabilities, current portion	441,687	-
Contingent consideration for acquisitions, current portion	1,593,700	1,966,171
Total current liabilities	3,771,678	4,239,415

Long term liabilities
Contingent consideration for acquisitions, net of current portion	8,461,100	5,340,800
Lease liabilities, net of current portion	517,647	-
Total liabilities	12,750,425	9,580,215
Commitments and contingencies
Stockholders’ Equity
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 13,966,007 and 12,747,624 issued and outstanding	13,968	12,749
Additional paid-in capital	63,069,423	56,885,815
Accumulated deficit	(32,156,057)	(28,081,695)
Total stockholders’ equity	30,927,334	28,816,869
Total liabilities and stockholders’ equity	$43,677,759	$38,397,084

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue
Software services	$2,886,458	$1,613,195	$6,748,972	$2,417,913
Software license/software as a service	64,089	76,807	152,599	294,622
Total Revenue	2,950,547	1,690,002	6,901,571	2,712,535
Cost of goods sold	875,281	212,254	2,089,878	357,641
Gross Profit	2,075,266	1,477,748	4,811,693	2,354,894
Operating expenses:
Research and development expenses	2,532,646	1,190,490	4,535,025	2,179,874
General and administrative expenses	1,260,675	1,130,446	2,636,000	1,889,343
Sales and marketing expenses	1,934,589	665,677	3,678,828	1,170,364
Amortization of acquisition intangible assets	541,714	66,663	985,681	87,495
Change in fair value of acquisition contingent consideration	(5,425,998)	-	(2,822,600)	-
Total operating expenses	843,626	3,053,276	9,012,934	5,327,076
Income (loss) from operations before other income (expense)	1,231,640	(1,575,528)	(4,201,241)	(2,972,182)

Other income (expense)
Interest income	76,725	134	126,879	19,757
Loss on conversion of convertible notes	-	-	-	(279,730)
Total other income (expense), net	76,725	134	126,879	(259,973)
Net Income (Loss)	$1,308,365	$(1,575,394)	$(4,074,362)	$(3,232,155)

Basic net income (loss) per share	$0.09	$(0.14)	$(0.30)	$(0.30)
Diluted net income (loss) per share	$0.07	$(0.14)	$(0.30)	$(0.30)

Weighted-average shares used to compute basic net income (loss) per share	13,779,958	11,637,318	13,548,573	10,802,570
Weighted-average shares used to compute diluted net income (loss) per share	19,264,307	11,637,318	13,548,573	10,802,570

THE GLIMPSE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(4,074,362)	$(3,232,155)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	1,056,131	102,851
Common stock and stock option based compensation for employees and board of directors	1,717,462	1,289,381
Acquisition contingent consideration fair value adjustment	(2,822,600)	-
Common stock issuance for additional asset acquisition consideration	197,498
Issuance of common stock to vendors as compensation	-	147,895
Amortization of right-to-use-assets	190,052
Loss on conversion of convertible notes	-	279,730

Changes in operating assets and liabilities:
Accounts receivable	(373,055)	(661,491)
Pre-offering costs	-	470,136
Deferred costs/contract assets	482,133	3,181
Prepaid expenses and other current assets	(130,336)	(359,921)
Other assets	30,100	(64,000)
Accounts payable	(439,737)	(238,736)
Accrued liabilities	(132,876)	(63,090)
Accrued bonuses	125,451	(33,852)
Deferred revenue/contract liabilities	(2,123,680)	311
Lease liabilities	(196,435)	-
Net cash used in operating activities	(6,494,254)	(2,359,760)
Cash flow from investing activities:
Purchases of equipment	(119,588)	(50,080)
Acquisitions, net of cash acquired	(2,478,756)	(300,000)
Sale (purchase) of investments	2,738	(247,430)
Net cash used in investing activities	(2,595,606)	(597,510)
Cash flows from financing activities:
Proceeds from initial public offering, net	-	11,821,364
Proceeds from securities purchase agreement, net	-	13,578,400
Proceeds from exercise of stock options	44,916	613,620
Net cash provided by financing activities	44,916	26,013,384

Net change in cash, cash equivalents and restricted cash	(9,044,944)	23,056,114
Cash, cash equivalents and restricted cash, beginning of period	18,249,666	1,771,929
Cash, cash equivalents and restricted cash, end of period	$9,204,722	$24,828,043
Non-cash Investing and Financing activities:
Common stock issued for acquisitions	$2,846,144	$1,050,000
Common stock issued for satisfaction of prior year acquisition lability	$734,036	$-
Common stock issued for purchase of intangible asset - technology	$326,436	$-
Issuance of common stock for satisfaction of contingent liability, net of note extinguishment	$318,571	$-
Extinguishment of note receivable for satisfaction of contingent liability	$250,000	$-
Contingent acquisition consideration liability	$6,139,000	$-
Lease liabilities arising from right-of-use assets	$1,155,769	$-
Common stock issued and escrowed for acquisition	$-	$4,000,000
Issuance of common stock for satisfaction of legacy acquisition liability	$-	$790,000
Conversion of convertible promissory notes into common stock	$-	$1,606,176
Issuance of warrants in connection with initial public offering	$-	$522,360
Issuance of warrants in connection with securities purchase agreement	$-	$8,797,546

The following table presents a reconciliation of net loss to Adjusted EBITDA for the three and six months ended December 31, 2021 and 2021 (in $MM):

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(in millions)		(in millions)
Net income (loss)	$1.31	$(1.57)	$(4.07)	$(3.23)
Depreciation and amortization	0.58	0.08	1.06	0.10
EBITDA (loss)	1.89	(1.49)	(3.01)	(3.13)
Stock based compensation expenses	0.74	0.59	1.72	1.31
Stock based acquisition expense	0.20	-	0.20	-
Stock based financing related expenses	-	-	-	0.28
Acquisition related expenses	0.01	0.09	0.28	0.10
Change in fair value of acquisition contingent consideration	(5.42)	-	(2.82)	-
Adjusted EBITDA (loss)	$(2.58)	$(0.81)	$(3.63)	$(1.44)